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[TRW Inc. Letterhead]


                                                                Exhibit 5


June 21, 1996

TRW Inc.
1900 Richmond Road
Cleveland, Ohio 44124

Re: THE TRW CANADA STOCK SAVINGS PLAN

Gentlemen:

As Assistant General Counsel of TRW Inc. ("TRW"), I am delivering this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") to effect the registration under the Securities Act of 1933, as amended, of shares of common stock of TRW ("Shares") to be offered under The TRW Canada Stock Savings Plan ("Plan"). In that capacity, I am familiar with the proceedings, corporate and other, relating to the authorization and issuance of the Shares.

Based on the foregoing and such other examination of law and fact as I have deemed necessary, I am of the opinion that, when acquired by the participants pursuant to the terms of the Plan, the Shares will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement and in the Plan documents prepared pursuant to the requirements of Part I of Form S-8.

Sincerely,


/s/James C. Diggs


James C. Diggs
Assistant General Counsel